Exhibit 5.1

September 23, 2016

SAExploration Holdings, Inc.
1160 Dairy Ashford Road, Suite 160
Houston, Texas 77079

Ladies and Gentlemen:

I have acted as general counsel for SAExploration Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of 1,038,258 shares of common stock, $0.0001 par value per share, of the Company (the “Shares”) to be offered upon the terms and subject to the conditions set forth in the SAExploration Holdings, Inc. 2016 Long-Term Incentive Plan (the “Plan”) and the authorized forms of award agreements thereunder (the "Award Agreements"). This opinion letter is being furnished for filing as Exhibit 5.1 to the Company’s Registration Statement.

In connection with this opinion letter, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other instruments as I have deemed necessary and appropriate for the purposes of expressing the opinion contained herein, including, without limitation, the Registration Statement, the Third Amended and Restated Certificate of Incorporation of the Company, the Second Amended and Restated Bylaws of the Company and resolutions adopted by the Board of Directors of the Company. In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. As to any facts which I have not independently established or verified, I have relied upon statements and representations of the Company and others.
Based solely upon the foregoing and subject to the limitations and qualifications stated herein, I am of the opinion that the Shares being registered pursuant to the Registration Statement, when paid for and issued in accordance with the terms of the Plan and the Award Agreements, will be legally issued, fully paid and non-assessable shares of common stock of the Company.
The opinion expressed herein is rendered as of the date hereof, and I undertake no obligation, and hereby disclaim any kind of obligation, to advise you of any changes or new developments in law, fact or otherwise that may affect any matter set forth herein.
The law covered by this opinion is limited to the present law of the Constitution of the State of Delaware, the General Corporation Law of the State of Delaware and reported judicial decisions interpreting such laws, each as in existence on the date hereof. I express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.
I consent to the use and filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not imply or admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Brent Whiteley
Brent Whiteley

General Counsel, SAExploration Holdings, Inc.